FELDMAN SHERB & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

March 13, 2001

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC. 20549-0410

The following letter was forwarded to Elite Technologies, Inc. on December 12, 2000

                            RE: Form 8-K Disclosures

Gentlemen:

        You have requested that we comment on the disclosures made in Item 4 of your Report on Form 8-K filed on November 9, 2000 to the Securities and Exchange Commission. Our comments are as follows:

        We disagree with the statement that Feldman Sherb & Co., P.C. "inexplicably delayed the completion of the audit" as our problems in ascertaining audit evidence were made known to Scott Schuster, the Chief Executive Officer of Elite. Although we do not believe at the time that our efforts to verify certain issuances of common stock issuance transactions rose to the level of a scope limitation as we were awaiting Elite's production of further information, we were nevertheless unable to accept Elite's characterization of certain issuances of common stock on the basis of the information that had been supplies to us.

                                                Very truly yours,

                                                /s/ Feldman Sheb & Co., P.A.
                                                    Feldman Sheb & Co., P.A.